UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No. )

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Alexandria Real Estate Equities, Inc.
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Commencing May 2, 2017, Alexandria Real Estate Equities, Inc., a Maryland corporation (the “Company,” “we,” “our,” “us,” “Alexandria,” or “ARE”), sent the following communication to certain stockholders.

ALEXANDRIA REAL ESTATE EQUITIES, INC.
Annual Meeting of Stockholders
May 9, 2017

Supplemental Information Regarding
Proposal 1 (Election of Directors),
Proposal 2 (Advisory Vote on Executive Compensation), and
Proposal 5 (Ratification of Appointment of Independent Registered Public Accountants)

Dear Stockholders:

We are writing to you today to underscore the importance of your independent analysis regarding the agenda items submitted for your vote at our 2017 Annual Meeting of Stockholders. Our Board of Directors continues to unanimously recommend you cast your vote FOR all proposals and for “1 YEAR” as the preferred frequency of future say-on-pay votes and would like to draw your attention specifically to Proposal 1, the election of directors; Proposal 2, the advisory vote to approve our executive compensation (the “Say-on-Pay Proposal”); and Proposal 5, the ratification of the appointment of our independent registered public accountants.

Institutional Shareholder Services (“ISS”) has recommended that its clients vote FOR the Say-on-Pay Proposal, partially in recognition of our outstanding multiyear performance, and FOR all other proposals, except for the election of directors who serve on our Nominating & Governance Committee. Glass, Lewis & Co. (“Glass Lewis”) has recommended voting FOR the election of all directors and all other proposals, except the Say-on-Pay Proposal and the proposal to ratify the appointment of our independent registered public accountants. While we recognize that our stockholders make their voting decisions independently, and often pursuant to internal guidelines, we also understand that the advisory reports are utilized as research tools by many of our stockholders. In this regard, we believe it is imperative that such reports contain complete and accurate information.

For the reasons set forth below, and in further detail in our 2017 proxy statement, we request that our stockholders reject the negative recommendations contained in the ISS and Glass Lewis reports and vote FOR the re-election of all of our directors in Proposal 1, FOR Proposal 2, the approval of the compensation of our named executive officers, and FOR Proposal 5, the ratification of the appointment of our independent registered public accountants.

Sincerely,

Steven R. Hash
Lead Director and Chair of the Compensation Committee
Alexandria Real Estate Equities, Inc.

2017 Proxy Statement Supplemental Information	1

Proposal 1 – Election of Directors

ISS has recommended “withhold” votes for members of the Nominating & Governance Committee of our Board of Directors (the “Board”) based solely on one fact that, as permitted by Maryland law, our Board has the exclusive right to modify the Bylaws of the Company (the “Bylaws”). Although we have never received any feedback from stockholders expressing displeasure with this provision (and we held over 250 meetings with stockholders in 2016), we will continue to engage with our stockholders on governance matters and we remain committed to maintaining strong corporate governance practices and updating those practices to the extent such updates are in the Company’s and our stockholders’ collective best interests. We have adopted many corporate governance “best practices” in the recent past, including allowing our stockholder rights plan to expire, adopting majority voting for directors in uncontested elections, adopting a compensation clawback policy, adopting director and officer stock ownership and holding-period requirements, adopting anti-hedging and pledging policies, moving to double-trigger severance provisions in equity award agreements, and eliminating guaranteed bonuses and tax gross-up payments in executive employment agreements.

A principal role of the Board is to oversee management in the financial and operating performance of the Company. Our highly experienced Board and our management team, which has deep expertise and experience, have a proven track record and successfully execute our business model, which drives our very strong operating and financial performance. It is plainly unreasonable for ISS to recommend a vote against the re-election of the five members of the Nominating & Governance Committee – all of whom are our independent directors – because of ISS disagreement with one corporate governance measure, especially in light of the Company’s excellent financial and operating performance over the past one, three, and five years and since our IPO. Our 2017 proxy statement describes each highly-qualified nominee’s specific experience and tremendous expertise, qualifications, attributes, and skills; additionally, we believe that all of our director nominees have reputations for integrity, honesty, and adherence to high ethical standards. Each director has demonstrated business acumen and an ability to exercise sound judgment, as well as a commitment of service to the Company and our Board.

Our Board has carefully considered, with its advisers, whether amending our Bylaws at this time to provide stockholders the right to amend the Bylaws directly is in the best interests of the Company. Currently, there is no clear consensus on what constitutes a corporate governance “best practice” on this issue and there is no “one size fits all” answer. We are unaware of any empirical economic or financial data showing a causal relationship between stockholders’ ability to amend bylaws and the financial and operating performance of public companies. Our stockholders have – and have always had since our IPO – the right to submit governance proposals, including proposals that the Board amend our Bylaws, and to oppose the election of directors who do not implement such proposals.

Our Board will continue to closely monitor market practices, conduct further engagement with our stockholders and give serious consideration to this issue. We urge you to vote FOR all of our directors and not withhold votes from all five independent members of the Board because of one corporate governance measure that ISS began opposing for the first time this year.

2017 Proxy Statement Supplemental Information	2

Proposal 2 – Say-on-Pay

Glass Lewis has recommended voting against our Say-on-Pay Proposal because of their perceived disconnect between pay and performance. In addition to being facially inaccurate, the Glass Lewis report contains many factual errors and flawed methodology, which we detail below. While we recognize the value that proxy advisory firms provide to our stockholders, it is imperative that their reports contain accurate information.

Our executive compensation is well aligned with our performance, and specifically aligned with our growth over the three-year period ending December 31, 2016, in the key metrics that are important to investors in the REIT industry – total stockholder return (“TSR”) and growth in funds from operations (“FFO”) per share. Moreover, the charts below demonstrate that our pay and performance are aligned relative to the pay and performance of both our peer group and the Equilar/Glass Lewis peer group, even though the latter is flawed for the reasons described below. The Glass Lewis statement that “the Company performed moderately worse than its peers” is factually inaccurate, as both our TSR and growth in FFO per share are at the top of all applicable peer and index groups (see the following charts). As a result, there is no basis for the statement by Glass Lewis that there is a “disconnect between pay and performance.” We believe this statement is the result of the Glass Lewis formulaic pay-for-performance letter grading system (for which Glass Lewis does not disclose its methodology) that has produced a nonsensical result based in part on incorrect TSR data, one of the many factual errors in the Glass Lewis report noted below.

As described in our 2017 proxy statement, the fundamental principle that drives the pay decisions of our independent Compensation Committee is rewarding performance. The Compensation Committee believes that each named executive officer’s (NEO) total annual compensation should vary with the performance of the Company for the year in question. Our primary strategic goals in 2016 were part of a multiyear strategy to deliver outstanding growth in FFO per share, NAV per share, and common stock dividends per share. That strategy paid off handsomely in 2016 (and in the two previous years), resulting in outstanding increases in stockholder value.

2017 Proxy Statement Supplemental Information	3

Alexandria’s Strong Three-Year Performance (1)
Total Stockholder Return (2)

93.4%
58.1%
53.6%
42.8%
41.9%
29.0%
21.6%
ARE
ARE Peers
GL Peers
FTSE
SNL
S&P 500
Russell 2000

	High Percentile Rankings (3)
	ARE Peers	88%
	Glass Lewis Peers (“GL Peers”)	93%
	FTSE NAREIT Equity Office Index	100%
	SNL US REIT Office Index	100%
Source: SNL Financial.

High Percentile Ranking		Growth in NAV Per Share (5)	Growth in Common Stock Dividends Per Share
Growth in FFO Per Share (4)
ARE Peers (6)	GL Peers (6)
71%	85%	59%	24%
Source: Information filed with the SEC at SEC.gov.

ARE’s Pay Aligned with Strong Performance
2016 Total Compensation Percentile Ranking within ARE’s Peers (7)
75%	75%
Average Non-CEO NEO	CEO

(1)
For the three years ended December 31, 2016. Each percentage represents ARE’s position on a percentile basis and means that ARE performed better than that percentage of other companies (e.g., 100% represents the greatest relative performance).

(2)	Assumes reinvestment of dividends.

(3)	Due to the volume of companies contained in the S&P 500 and Russell 2000 indices, no percentile ranking was calculated for those indices.

(4)
Represents funds from operations per share – diluted, as adjusted, for the three years ended December 31, 2016. For information on the Company’s funds from operations, including definitions and a reconciliation to the most directly comparable GAAP measure, see Item 6 and “Non-GAAP Measures” under Item 7 of the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2016.

(5)
Based on average net asset value estimates as of December 31, 2016, from Bank of America Merrill Lynch, Barclays Capital Inc., Citigroup Global Markets Inc., Evercore ISI, Green Street Advisors, Inc., J.P. Morgan Securities LLC., and UBS Securities LLC.

(6)
Excludes Hudson Pacific Properties (“HPP”). HPP’s total assets, revenues, and equity capitalization as of March 31, 2015, were less than 0.5x ours. For example, HPP’s total revenue was $62.8 million for the three months ended March 31, 2015, or 32% of our total revenue. HPP completed a significant acquisition in April 2015 that resulted in a significant increase in total assets, revenues, and equity capitalization.

(7)
Represents 2016 total compensation for ARE and 2015 total compensation for ARE’s peer group, the most recently publicly available information at the time of printing our 2017 proxy statement. In addition, it assumes that compensation within 5% is consistent with ARE compensation.

2017 Proxy Statement Supplemental Information	4

Multiple Flaws in Glass Lewis Performance Metrics

ARE Performance	Glass Lewis Presentation (3)
Shareholder Wealth and Business Performance

(1) Assumes reinvestment of dividends.
(2) See footnote 4 on page 4.
(3) The Glass Lewis Paper states: “Analysis for the year ended 12/31/16. Performance measures, except ROA and ROE, are based on the weighted average of annualized 1, 2, and 3 year data.”
FFO per share growth vs. absolute FFO growth
The Chair of our Compensation Committee met with Glass Lewis in early 2017 and discussed performance metrics relevant to real estate companies and REITs. While Glass Lewis understands the importance of FFO as a performance measure for real estate companies and REITs, it has not yet made the connection between absolute FFO and the measurement that those in the REIT industry (including investors) care most about, which is FFO per share. The Glass Lewis methodology considers only absolute FFO growth, which is not a relevant performance measurement for a REIT, and is flawed because it fails to consider the number of outstanding common shares. Additionally, Glass Lewis’ calculation of FFO is flawed and misleading because it does not adjust for real estate impairments and preferred stock redemption charges (write-off of original issuance costs required upon repurchase or redemption of preferred stock), adjustments that are widely accepted in the investment community. The impairments in 2016 related primarily to the Company’s decision in April 2016 to sell its real estate investments located in Asia. Our net assets located in Asia as of March 31, 2016, just prior to recognition of impairments, was very small at less than 3% of our total assets. It is hard to imagine that the negative FFO growth results for Alexandria presented by Glass Lewis would translate into such strong three-year TSR performance for Alexandria. We have presented above, next to the Glass Lewis presentation, the calculation of our strong FFO per share growth using the methodology that is widely accepted in the real estate investment community. That growth and our strong TSR performance are the appropriate measures to be used in determining if our pay is aligned with our performance. As shown in the charts headed “ARE’s Pay Aligned with Strong Performance” above and below, pay and performance are well aligned.

Return on assets and return on equity
Not only is Glass Lewis’ use of absolute FFO not an accurate measurement of our performance, but Glass Lewis also calculates ROA and ROE based upon a numerator similar to net income. A more appropriate methodology for the numerator in ROA and ROE for real estate companies and REITs would be based upon funds from operations.

ARE’s Pay Aligned with Strong Performance		Unbalanced Glass Lewis Peer Group Skews Analysis Toward Very Small Companies
		Glass Lewis Analysis	Unbalanced Glass Lewis Peers (1) (15 Companies)
2016 Total Compensation Percentile Ranking within ARE’s Peers (2)		3-Year Weighted-Average Compensation
75%	75%		5	Very Small Peers	>	2	Large Peers
Average Non-CEO NEO	CEO

(1)    Glass Lewis/Equilar identified 15 peer companies. Eight of these companies are within 0.5x to 2.0x of ARE’s revenues and market capitalization or are a direct competitor. Two companies were larger (>2.0x) and five companies were smaller (<0.5x), which resulted in a flawed analysis skewed toward very small companies.

(2) See footnote 7 on page 4.

2017 Proxy Statement Supplemental Information	5

Unbalanced Glass Lewis Peers

Less than 0.5x ARE revenues or market capitalization(1) and not a direct competitor of ARE			Five very small companies
	Brandywine Realty Trust	Piedmont Office Realty Trust, Inc.
	Corporate Office Properties Trust	Mack-Cali Realty Corporation
Columbia Property Trust, Inc.

Greater than 2.0x ARE revenues or market capitalization(1) and not a direct competitor of ARE			Two large companies
	Digital Realty Trust, Inc.	Vornado Realty Trust

Within 0.5x to 2.0x ARE revenues and market capitalization(1) or a direct competitor of ARE
ARE Direct Competitor: Companies that own office/laboratory properties (2)
	Boston Properties, Inc.	Kilroy Realty Corporation

ARE Indirect Competitor: Companies with which we compete for talent, acquisitions, and/or tenants (2)
	Douglas Emmett, Inc.	Hudson Pacific Properties, Inc.
	Highwoods Properties, Inc.	SL Green Realty Corp.

Other
	KIMCO Realty Corp.	Liberty Property Trust

(1) Market capitalization as disclosed by Glass Lewis represents equity capitalization.
(2) Included in ARE’s peer group.

2017 Proxy Statement Supplemental Information	6

Glass Lewis Errors and Misconceptions in Its Own April 26, 2017 Proxy Paper (the “Proxy Paper”)

Factual Errors in Glass Lewis’ Proxy Paper

•
Page 3 of the Proxy Paper lists the same one-, three-, and five-year TSR figures for ARE, the S&P 500 Index and “peers” that were listed in the proxy paper that Glass Lewis issued for our 2016 Annual Meeting of Stockholders (“2016 annual meeting”). Despite the footnote that states the figures were as of “31-DEC-2016,” we believe the figures are as of December 31, 2015. Although Glass Lewis’ letter grade methodology is not public, this error alone may have been enough to cause our “D” letter grade score.

•
Page 3 of the Proxy Paper incorrectly shows our market capitalization as of December 31, 2016, as $8,825 (MM USD). In fact, our market capitalization as of December 31, 2016, was $10 billion, as shown in the graph on page 9 of the Proxy Paper. The same error appears on page 9.

•	Page 3 of the Proxy Paper incorrectly says “no” clawback provision, but as disclosed on pages 3, 25, 48, and 49 of our 2017 proxy statement, we do have a clawback policy.

•
Page 8 of the Proxy Paper incorrectly shows the target and maximum number of shares subject to our CEO’s outperformance program award as 32,137 shares and 50,263 shares, respectively. The correct target number of shares granted pursuant to the outperformance grant was 23,063 and the maximum number of shares was 36,900, as we disclose in our 2017 proxy statement. That same error appears on page 12, which also incorrectly shows the target and maximum number of shares subject to our other NEOs’ outperformance program awards as 23,063 shares and 36,900 shares, respectively. The correct target number of shares granted pursuant to the outperformance grant was 6,063, and the maximum number of shares was 9,700, as we disclose in our 2017 proxy statement.

•
Page 3 of the Proxy Paper incorrectly says the change in CEO pay was 1% for one year, 14% for three years, and 52% for five years. The increase in our CEO’s total compensation as reported in our Summary Compensation Table was 0.1% for one year, 3% for three years, and 23% for five years.

•
Page 4 of the Proxy Paper incorrectly says the “GDFV Equity” for FY2016 CEO Compensation was $7,789,676. The actual grant date fair value of the equity awards granted to our CEO in 2016 was $7,438,836, as we disclose in our 2017 proxy statement.

•
Page 1 of the Proxy Paper lists the same “index memberships” listed in the proxy paper that Glass Lewis issued for our 2016 annual meeting. As described in our 2017 proxy statement, we became part of the S&P 500 this year, a significant accomplishment. At the same time, we were added to the S&P GICS Office REITs Sub-Industry index.

•
Page 7 of the Proxy Paper says “Insufficient disclosure of LTIP performance goals.” This does not acknowledge that our 2017 proxy statement provides the threshold, target, and maximum FFO per share growth goals for awards granted to Mr. Marcus in 2014, the performance period for which ended on December 31, 2016. Our 2017 proxy statement clearly provides multiple times that disclosure of the FFO per share goals prior to the end of the applicable three-year performance period would be competitively harmful, and states our commitment to disclose the specific FFO per share goals at the end of the performance period.

•
Page 3 of the Proxy Paper says the “Glass Lewis Disclosure Rating” is “Fair”; in the proxy paper that Glass Lewis issued for our 2016 annual meeting, the “Glass Lewis Disclosure Rating” was “Good.” Our 2017 proxy statement provides all of the same disclosure as our 2016 proxy statement plus more, such as the threshold, target, and maximum FFO per share growth goals for awards granted to Mr. Marcus in 2014, the performance period for which ended on December 31, 2016.

2017 Proxy Statement Supplemental Information	7

Glass Lewis Errors and Misconceptions in Its Own April 26, 2017 Proxy Paper (continued)

Misconceptions in Glass Lewis’ Proxy Paper

Glass Lewis Statement:
“Legacy Change of Control Provisions
“Shareholders should be concerned that the Company provides immediate vesting of certain equity awards upon a change in control of the Company. . . . However, we acknowledge that the Company does not intend to include such provisions in future agreements.”

This is the identical statement to those in the Glass Lewis reports for our 2015 Annual Meeting of Stockholders (“2015 annual meeting”) and our 2016 annual meeting. However, since our 2015 annual meeting, we amended the employment agreement of each of our four NEOs other than our CEO (our CEO’s employment agreement was amended before our 2015 annual meeting) to change from single-trigger to double-trigger vesting in all future equity awards granted to them. Thus, Glass Lewis’ two-year-old comment is no longer correct. We do not vaguely “intend” to not include single-trigger vesting in future awards; our NEOs have contractually committed to double-trigger vesting.

Glass Lewis Statement:
“This [single-trigger] provision may discourage potential buyers from making an offer for the Company both because the purchase price will be higher and because substantial numbers of employees may earn significant amounts of money and decide to leave their positions with the Company. In short, we believe that this sort of provision may lower the chances of a deal, lower the premium paid to shareholders in a takeover transaction or both.”

This is the identical statement to those in the Glass Lewis reports for our 2015 annual meeting and our 2016 annual meeting. Legacy unvested NEO awards with single-trigger acceleration provisions represent a barely nominal (if even that) portion, approximately 0.15% of the Company’s outstanding equity market capitalization as of December 31, 2016. With an equity market capitalization of approximately $10 billion as of December 31, 2016, it is not credible, nor is it supported by any empirical evidence of which we are aware, to assert that the relative impact of the remaining single-trigger provisions would either “discourage” potential buyers or lower the premium one would be willing to pay. Additionally, our NEOs have contractually committed to double-trigger vesting.

Glass Lewis Statement:
“Performance Goals Not Disclosed for Long-Term Incentives
“The Company has failed to provide a clear description of threshold, target and maximum goals under the LTI plan. We believe clearly defined performance targets are essential for shareholders to fully understand and evaluate the Company’s procedures for quantifying the performance into payouts for its executives. In this case, we acknowledge that the Company commits to disclose performance goals after the close of the relevant performance period, mitigating our concerns to some extent.”

In our prior discussions with Glass Lewis, we were told that Glass Lewis recognized that disclosing long-term goals may be commercially sensitive but that Glass Lewis relies on a company to disclose the rationale for any such exclusions in the proxy statement. We responded to that feedback last year by specifically stating in our 2017 proxy statement multiple times that it would be competitively harmful to disclose the FFO per share goals during the performance period and stating our commitment to disclose the specific FFO per share goals at the end of the three-year performance period.

We understand that stockholders are interested in specific goals so they can assess the rigor of those goals. To address that concern, when this program was initially implemented under Mr. Marcus’s employment agreement, we disclosed that the Compensation Committee established the target goals based upon the level of FFO per share growth that would have been approximately or greater than the 75th percentile of companies in the FTSE NAREIT Equity Office Index in six out of nine consecutive historical three-year periods. We made this disclosure, which is well beyond typical best practice disclosure, in an effort to provide additional information and transparency so that stockholders could assess rigor without our risking competitive harm. We have also clearly and fully disclosed the threshold, target, and maximum TSR goals in our prior proxy statements during the performance period. Disclosure of stock price metrics does not result in risk of competitive harm, as opposed to our three-year FFO per share growth, an operational projection that remains proprietary with the Company until the end of the three-year performance period.

In our 2017 proxy statement, we clearly and fully disclosed the threshold, target, and maximum FFO per share growth goals for awards granted to Mr. Marcus in 2014, the three-year performance period for which ended on December 31, 2016. Glass Lewis failed to acknowledge this disclosure in its report, instead continuing to refer only to our “commitment” to disclose the performance goals.

2017 Proxy Statement Supplemental Information	8

Glass Lewis Errors and Misconceptions in Its Own April 26, 2017 Proxy Paper (continued)

Misconceptions in Glass Lewis’ Proxy Paper (continued)

Glass Lewis Statement:
“Incentive Limits on Short-Term Awards for Other NEOs
“The Company has not disclosed individual award limits under its short-term incentive plan for NEOs other than the CEO. We believe this runs contrary to best practices and shareholder interests, as management may receive excessive compensation that is not strictly tied to Company performance. Shareholders should urge the Company to set and disclose individual caps on its short-term incentive plan so as to provide an assurance that executive pay will always be constrained by stated limits.”

This statement was not included in Glass Lewis’ report for our 2015 annual meeting or 2016 annual meeting even though the structure of our annual cash incentive program was the same in prior years. Although we have not received this request from our stockholders, our Compensation Committee will discuss this feedback.

Glass Lewis Statement:
“No Performance-Based Short-Term Incentive Awards for Other NEOs
“The compensation committee determines annual cash bonuses for NEOs other than the CEO on a largely discretionary basis. We believe shareholders benefit when incentive awards are determined on the basis of metrics with pre-established goals and are thus demonstrably linked to the performance of the company, aligning the interests of management with those of shareholders. In this case, shareholders should be seriously concerned with the Company’s failure to implement a formula-based short-term incentive plan with objective metrics and goals.”

Our 2017 proxy statement provides detailed descriptions of the performance goals that were established for each of the NEOs in early 2016. As disclosed there (page 27), the Compensation Committee does not apply specific weighting to such goals, and final cash incentive bonus amounts are determined based on a holistic assessment of results achieved. The Compensation Committee believes this approach reflects an appropriate balance between applying objective criteria to determine NEO bonuses and a desire to keep management focused on strategic decisions that are in the long-term best interests of the Company and our stockholders. The success of this program is borne out not only by our outstanding operating and TSR results, but also by the exceptional tenure of our senior management group. Our five NEOs’ tenure with Alexandria ranges from 16 to 23 years.

2017 Proxy Statement Supplemental Information	9

Proposal 5 – Ratification of Appointment of Independent Registered Public Accountants

Glass Lewis has recommended voting against the ratification of the appointment of Ernst & Young LLP (“Ernst & Young”) as the Company’s auditor for fiscal year 2017. This recommendation is based on Glass Lewis’ policy to recommend against the ratification of auditors whenever non-audit-related services exceed those paid for audit-related services.

The aggregate fees billed by Ernst & Young in 2016 were $1,300,984 for tax compliance and all other non-audit fees and $1,242,000 for audit fees. Tax fees for 2016 included the compliance fees related to our strategic decision to sell our real estate investments in Asia. Excluding these non-recurring fees related to tax compliance work in Asia, 2016 tax compliance and other fees would have been $966,944, meaningfully less than audit fees. We expect tax compliance and other fees to be less than audit fees in 2017, and we do not believe the fees paid to Ernst & Young in 2016 should raise any concerns about the objectivity or independence of Ernst & Young. Accordingly, we urge you to vote FOR the proposal to ratify the appointment of Ernst & Young as the Company’s auditor for 2017.

2017 Proxy Statement Supplemental Information	10